Exhibit 99.1
For Immediate Release
Citigroup Inc. (NYSE: C)
April 4, 2011
Citigroup Inc. Announces the Expiration and Results of Consent Solicitation for the Holders
of the 6.00% Capital Securities (TruPS®) of Citigroup Capital XI
NEW YORK — Citigroup Inc. (“Citigroup”) today announced the expiration and results of a consent solicitation (the “Consent Solicitation”) from holders of record at 5:00 p.m., New York City time, on March 7, 2011 (the “Holders”) of the 6.00% Capital Securities (TruPS®) of Citigroup Capital XI (the “Covered Securities”) to terminate each of ten capital replacement covenants (collectively, the “Capital Replacement Covenants”) executed by Citigroup in connection with various securities offerings. The termination of the Capital Replacement Covenants requires, among other conditions, the instruction to consent (the “Consent”) of the Holders of at least a majority in aggregate liquidation amount of the Covered Securities outstanding (the “Requisite Consents”).
The Consent Solicitation expired at 5:00 p.m., New York City time, on Friday, April 1, 2011 (the “Expiration Time”). As of the Expiration Time, Citigroup had received valid Consents from the Holders of 53.61% of the aggregate liquidation amount of Covered Securities outstanding. Accordingly, the Requisite Consents have been obtained and Citigroup has terminated the Capital Replacement Covenants pursuant to their terms, effective April 1, 2011.
Citigroup accepted all Consents validly delivered prior to the Expiration Time. Any Holder who validly delivered a Consent prior to the Expiration Time will receive a consent fee of 2.00% of the liquidation amount of the Covered Securities as to which such Consent was validly delivered.
Citigroup will pay the relevant soliciting dealer a fee of 1.50% of the liquidation amount of the Covered Securities as to which a Consent was validly delivered, provided that such fee will only be paid with respect to Consents by a beneficial owner of Covered Securities having an aggregate liquidation amount of $250,000 or less.
Citi
Citi, the leading global financial services company, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Through Citicorp and Citi Holdings, Citi provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management.

Contact:	Jon Diat	(212) 793-5462